EXHIBIT 99.1

Contact:	Harriss T. Currie
Vice President, Finance and Chief Financial Officer
512-219-8020
hcurrie@luminexcorp.com
LUMINEX CORPORATION REPORTS SECOND QUARTER 2007 RESULTS
AUSTIN, Texas (July 25, 2007) — Luminex Corporation (NASDAQ:LMNX) today announced financial results for the second quarter and six months ended June 30, 2007. Financial and operating highlights include the following:
•	Consolidated total revenue of $17.5 million, a 32 percent increase year-over-year

•	System shipments surpass 4,500, up 20 percent from a year ago

•	Consolidated gross margin of 59 percent

•	Announced a distribution agreement with Exiqon for the FlexmiR™ line of products co-developed by the companies in 2006

•	Unveiled FlexMAP 3D™, a next generation bead-based multiplexing system

•	Completion of manufacturing space update/expansion in response to expanded product offerings

•	Partner successes, including Bio-Rad BioPlex 2200 Quest deal

•	Named Doug Bryant as Executive Vice President and Chief Operating Officer
Consolidated revenue for the second quarter of 2007 was $17.5 million compared with $13.3 million in the second quarter of 2006. Consolidated net loss for the second quarter of 2007 was $3.2 million, or $0.09 per share, as compared with net income of $271,000, or $0.01 per share, for the comparable period of 2006.
On March 1, 2007, Luminex completed the acquisition of Tm Bioscience Corporation, a leader in the commercial genetic testing market. Beginning with the first quarter of 2007, Luminex reported the following segments: Technology Group and Assay Group. The Technology Group consists of system sales to partners, raw bead sales, royalties, service and support of the core technology and other miscellaneous items. The Assay Group consists of the Luminex Bioscience Group, or LBG, and the acquired Tm Bioscience operations, now known as Luminex Molecular Diagnostics, or LMD. This segment is primarily involved in the development and sale of assays on xMAP® technology for use on the Company’s installed base of systems.
The Assay Group results for the second quarter of 2007 include three months of revenue from LBG and from LMD. Assay Group results for 2006 consist of LBG only. LBG introduced its first two products in the fourth quarter of 2006.
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LMNX Reports Second Quarter 2007 Results

July 25, 2007
LUMINEX CORPORATION
REPORTABLE SEGMENT HIGHLIGHTS
(unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue
Technology group	$14,822	$13,254	$30,560	$26,251
Assay group	4,000	14	5,200	14
Eliminations of intersegment revenue	(1,274)	—	(1,605)	—

Total revenue	17,548	13,268	34,155	26,265

Operating income (loss)
Technology group	(408)	231	740	786
Assay group	(2,623)	(498)	(4,078)	(940)
Eliminations of intersegment operating income	(354)	—	(419)	—

Operating income (loss)	(3,385)	(267)	(3,757)	(154)
“The results for the second quarter of 2007 reflect continued quarterly revenue growth and a solid performance for Luminex,” said Patrick J. Balthrop, president and chief executive officer of Luminex. “Our xMAP platform continues to build critical mass across many segments of the life sciences marketplace. We surpassed another milestone with over 4,500 Luminex systems placed in research laboratories, clinical laboratories, bio-defense facilities and academic institutions around the world at the end of the second quarter. With our proprietary technologies, growing installed base of instruments and expanding distribution channels through our strategic partnerships, we have the opportunity to leverage these assets and achieve further market penetration in 2007.
“We are pleased with our continued progress in the integration of LMD into our operations,” added Balthrop. “Our integration process is on track and we expect to deliver over $5 million in annual synergies from the combined companies. With our additional internal assay capabilities, we have several exciting opportunities to further capitalize on the growing molecular diagnostics market. We also continued to make strategic investments in our research efforts and, as a result, made significant progress in assay product development through LBG. With the addition of Doug Bryant to our management team as chief operating officer, we have further enhanced our leadership team to execute our strategy in these key areas and expand our market reach.”
CONFERENCE CALL
Management will host a conference call to discuss the operating highlights and financial results for the second quarter ended June 30, 2007, on Thursday, July 26, 2007, at 8:00 a.m. Eastern time. The conference call will be webcast live and will be accompanied by a slide presentation, both of which may be accessed at our website at http://www.luminexcorp.com. Simply log on to the web at the address above, go to the Company section and access the Investor Relations link. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio/video software.
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LMNX Reports Second Quarter 2007 Results

July 25, 2007
If you are unable to participate during the live webcast, the call and slides will be archived for one year on the website using the ‘replay’ link.
ABOUT LUMINEX CORPORATION
Luminex develops, manufactures and markets proprietary biological testing technologies with applications throughout the life sciences industry. The Company’s xMAP® system is an open-architecture, multi-analyte technology platform that delivers fast, accurate and cost-effective bioassay results to markets as diverse as pharmaceutical drug discovery, clinical diagnostics and biomedical research, including the genomics and proteomics research markets. The Company’s xMAP® technology is sold worldwide and is in use in leading research laboratories as well as major pharmaceutical, diagnostic and biotechnology companies. Further information on Luminex or xMAP® can be obtained on the Internet at http://www.luminexcorp.com.
Statements made in this release that express Luminex’s or management’s intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “could,” “should” and similar expressions are intended to further identify such forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. It is important to note that the Company’s actual results or performance could differ materially from those anticipated or projected in such forward-looking statements. Factors that could cause Luminex’s actual results or performance to differ materially include risks and uncertainties relating to, among others, market demand and acceptance of Luminex’s products, the Company’s dependence on strategic partners for development, commercialization and distribution of products, concentration of the Company’s revenue in a limited number of strategic partners, fluctuations in quarterly results due to a lengthy and unpredictable sales cycle and bulk purchases of consumables, Luminex’s ability to scale manufacturing operations and manage operating expenses, gross margins and inventory levels, potential shortages of components, competition, the timing of regulatory approvals, the implementation, including any modification, of the Company’s strategic operating plans, risks and uncertainties associated with implementing our acquisition strategy and the ability to integrate acquired companies, including Tm Bioscience Corporation, or selected assets into our consolidated business operations, including the ability to recognize the benefits of our acquisitions, as well as the risks discussed under the heading “Risk Factors” in Luminex’s Reports on Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission. The forward-looking statements contained herein represent the judgment of Luminex as of the date of this press release, and Luminex expressly disclaims any intent, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in Luminex’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.
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LMNX Reports Second Quarter 2007 Results

July 25, 2007
LUMINEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,836	$27,414
Short-term investments	3,314	10,956
Accounts receivable, net	11,614	8,237
Inventory, net	7,100	4,571
Other	1,874	1,917

Total current assets	35,738	53,095
Property and equipment, net	10,189	4,985
Intangible assets, net	2,142	—
Long-term investments	5,311	7,346
Goodwill	65,432 (1)	—
Other	1,705	1,270

Total assets	$120,517	$66,696

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,687	$3,255
Accrued liabilities	8,219	2,905
Deferred revenue and other	3,073	2,756

Total current liabilities	14,979	8,916
Long-term debt	3,825	—
Deferred revenue and other	3,814	3,621

Total liabilities	22,618	12,537

Stockholders’ equity:
Common stock	35	32
Additional paid-in capital	186,059	139,116
Accumulated other comprehensive gain	(80)	65
Accumulated deficit	(88,115)	(85,054)

Total stockholders’ equity	97,899	54,159

Total liabilities and stockholders’ equity	$120,517	$66,696

(1) Luminex has recorded $65.4 million of goodwill related to the Tm Bioscience acquisition. This goodwill asset is subject to adjustment as Luminex completes certain standard activities around the transaction such as: recording of final transaction related costs and allocation of the purchase price based on our final determination of the fair market value of the acquired operation’s assets and liabilities. No assurances can be given as to the size of any subsequent goodwill adjustment, if any, at this time. Luminex anticipates it will complete the purchase price allocations during the third quarter of 2007 and a portion of the goodwill balance will be allocated to the identified intangible assets at that time.

LMNX Reports Second Quarter 2007 Results

July 25, 2007
LUMINEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenue	$17,548	$13,268	$34,155	$26,265
Cost of revenue	7,211	5,608	13,388	10,346

Gross profit	10,337	7,660	20,767	15,919
Operating expenses:
Research and development	3,865	1,790	6,571	3,987
Selling, general and administrative	9,857	6,137	17,953	12,086

Total operating expenses	13,722	7,927	24,524	16,073

Loss from operations	(3,385)	(267)	(3,757)	(154)
Interest expense from long-term debt	(334)	—	(419)	—
Other income, net	421	551	1,028	967
Income taxes	101	(13)	87	(16)

Net income (loss)	$(3,197)	$271	$(3,061)	$797

Net income (loss) per share, basic	$(0.09)	$0.01	$(0.09)	$0.03

Shares used in computing net income (loss) per share, basic	35,006	31,386	33,504	31,288
Net income (loss) per share, diluted	$(0.09)	$0.01	$(0.09)	$0.02

Shares used in computing net income (loss) per share, diluted	35,006	32,876	33,504	32,606
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LMNX Reports Second Quarter 2007 Results

July 25, 2007
LUMINEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Operating activities:
Net income (loss)	$(3,197)	$271	$(3,061)	$797
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	978	384	1,518	748
Stock-based compensation and other	1,593	1,259	3,100	2,424
(Gain) loss on disposal of assets	34	(2)	88	25
Other	4	(7)	4	(9)
Changes in operating assets and liabilities:
Accounts receivable, net	(580)	(3,136)	(1,657)	(1,476)
Inventory, net	(689)	460	(721)	138
Prepaids and other	(460)	(399)	(120)	29
Accounts payable	(2,263)	(254)	(3,817)	(1,506)
Accrued liabilities	772	335	(2,353)	(835)
Deferred revenue	(217)	5	143	(225)

Net cash provided by (used in) operating activities	(4,025)	(1,084)	(6,876)	110

Investing activities:
Net purchases of held-to-maturity investments	2,185	955	9,710	(1,045)
Purchase of property and equipment	(1,724)	(643)	(3,329)	(1,528)
Acquisition of business, net of cash acquired	(744)	—	(2,735)	—
Acquired technology rights	(265)	—	(265)	—
Proceeds from sale of assets	30	2	30	7

Net cash provided by (used in) investing activities	(518)	314	3,411	(2,566)

Financing activities:
Payments on debt	(117)	—	(12,345)	—
Proceeds from issuance of common stock	159	358	174	1,434
Other	7	—	7	—

Net cash provided by (used in) financing activities	49	358	(12,164)	1,434

Effect of foreign currency exchange rate on cash	135	16	51	22
Change in cash and cash equivalents	(4,359)	(396)	(15,578)	(1,000)
Cash and cash equivalents, beginning of period	16,195	24,602	27,414	25,206

Cash and cash equivalents, end of period	$11,836	$24,206	$11,836	$24,206

Supplemental disclosure of cashflow information:
Interest and penalties paid	$254	$—	$1,335	$—
Supplemental disclosure of non-cash effect of acquisitions:
Purchase price	$(744)	$—	$(47,745)	$—
Common stock issued	—	—	41,755	—
Conversion of Tm options and warrants	—	—	2,315	—
Cash acquired	—	—	940	—

Acquisition, net of cash acquired	$(744)	$—	$(2,735)	$—

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LMNX Reports Second Quarter 2007 Results

July 25, 2007
SUPPLEMENTAL SCHEDULES (unaudited)
The following table provides a detail of revenue by type for the consolidated Company for the three and six months ended June 30, 2007 and 2006 (in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(in thousands)		(in thousands)
	2007	2006	2007	2006
System Revenue	$5,583	$5,811	$11,314	$9,803
Consumable Revenue	3,305	3,053	8,116	8,555
Royalty Revenue	2,241	2,001	4,773	3,791
Reagent Revenue	3,737	14	4,881	14
Service Revenue	1,087	811	2,090	1,618
Other Miscellaneous Revenue	1,595	1,578	2,981	2,484

Total Revenue	$17,548	$13,268	$34,155	$26,265

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